UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED: November 8, 2004)


                                                               IRS Employer
Commission       Registrant; State of Incorporation;           Identification
File Number      Address; and Telephone Number                 Number
-----------      -----------------------------------           ----------------

1-13739          UNISOURCE ENERGY CORPORATION                  86-0786732
                 (An Arizona Corporation)
                 One South Church Avenue, Suite 100
                 Tucson, AZ 85701
                 (520) 571-4000

1-5924           TUCSON ELECTRIC POWER COMPANY                 86-0062700
                 (An Arizona Corporation)
                 One South Church Avenue, Suite 100
                 Tucson, AZ 85701
                 (520) 571-4000


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ITEM 7.01 REGULATION FD DISCLOSURE
----------------------------------

         In November 2003, UniSource Energy entered into an acquisition agreement that provides for the acquisition of all of UniSource Energy's outstanding common stock for $25.25 per share by an affiliate of Saguaro
Utility Group L.P. (Saguaro), an Arizona limited partnership whose general partner is Sage Mountain, L.L.C. and whose limited partners include investment funds associated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC, and Wachovia Capital Partners.

         The acquisition still requires the approval of the Arizona Corporation Commission (ACC).

         On November 8, 2004, an ACC administrative law judge (ALJ), appointed by the ACC to review the acquisition, recommended that the ACC deny the application of UniSource Energy seeking approval for the acquisition. The ALJ's recommendation was contained in a form of opinion and order which concludes that the acquisition is not in the public interest.

         Listed below are a series of questions and answers regarding the status of the proposed acquisition.


Q:       What is UniSource Energy's response to the ALJ's recommendation?

A: UniSource Energy vigorously disputes the ALJ's recommendation, which is not binding on the ACC. UniSource Energy believes the transaction would provide significant benefits for its customers and communities. The ACC's rules permit the filing of exceptions to the ALJ's recommendation and UniSource Energy intends to file exceptions.


Q:       Are the ACC Commissioners bound by the ALJ's recommendation?

A: No. The ACC Commissioners are not bound by the ALJ's recommendation and may change it, deny it or accept it as written. Following the filing of exceptions, the ACC and its staff will set the date for an open meeting of the ACC to deliberate the acquisition. The ACC will then issue its own opinion and order regarding the acquisition.


Q: How often do the ACC Commissioners make rulings opposing or modifying an ALJ recommendation?

A: While it is unusual for the ACC Commissioners to reject the recommendation of an ALJ, it is not unprecedented. The ACC Commissioners commonly modify the provisions of recommended orders prior to adopting them.


Q: Does the proposed acquisition provide immediate benefits to UniSource Energy's utility customers?

A: Yes. We believe the proposed acquisition would provide significant benefits to UniSource Energy's customers, communities, employees and shareholders. Moreover, the more than 40 conditions to the acquisition that UniSource Energy has agreed to in the ACC proceeding, provide additional assurances and verification that the benefits and protections built into the proposed acquisition will be realized.



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Q:       What happens if the ACC requires UniSource Energy to lower its utility rates as a condition of the acquisition?

A: The acquisition agreement does not provide for a reduced price to the UniSource Energy shareholders in the event of rate concessions. If the ACC imposed rate concessions, then, under the acquisition agreement, Saguaro could terminate the agreement and UniSource Energy would be obligated to reimburse up to $7 million of Saguaro's expenses.


Q: The ALJ recommended a finding that the proposed acquisition does not meet the standard of affiliated interest rule R-14-2-803c. What standard is included in that rule?

A: Essentially, the rule says that the ACC may reject the proposal if it determines that the proposal would impair the financial status of the utility, otherwise prevent it from attracting capital at fair and reasonable terms, or impair the ability of the public utility to provide safe, reasonable and adequate service. We believe the evidence presented clearly demonstrates that the standard has been met.


Q: What termination fees would UniSource Energy be required to pay if the ACC fails to approve the proposed acquisition?

A: In the event that the ACC denies the acquisition, issues an order approving the acquisition which does not satisfy the conditions of the acquisition agreement or fails to approve the transaction by March 31, 2005, Saguaro may terminate the acquisition agreement and UniSource Energy would be obligated to reimburse up to $7 million of Saguaro's expenses.


Q:       What additional regulatory approvals are required?

A: In addition to approval by the ACC, the acquisition still requires approval from the Securities and Exchange Commission under the Public Utility Holding Company Act. The requirements under the Hart-Scott-Rodino Antitrust Improvements Act were satisfied on March 19,2004. On October 12, 2004, the Federal Energy Regulatory Commission issued anorder approving the proposed acquisition and concluded that the proposed acquisition was "consistent with the public interest."


Q: Is UniSource Energy planning to pay a 4th quarter dividend to its shareholders?

A: The acquisition agreement allows UniSource Energy to continue to pay regular quarterly cash dividends until the closing of the acquisition, subject to limitations upon its ability to increase the amount of such dividends. UniSource Energy's Board of Directors will decide on the quarterly cash dividends on UniSource Energy's Common Stock in December.





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


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                                           UNISOURCE ENERGY CORPORATION
                                                    (Registrant)


                                                /s/ Kevin P. Larson
                                           -----------------------------
Date: November 10, 2004                       Vice President and Principal
                                                  Financial Officer


                                           TUCSON ELECTRIC POWER COMPANY
                                                    (Registrant)


                                                /s/ Kevin P. Larson
Date: November 10, 2004                  -----------------------------------
                                             Vice President and Principal
                                                  Financial Officer


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